PricewaterhouseCoopers LLP
125 High Street
Boston, MA 02110-1707
Telephone (617) 530 5000
Facsimile (617) 530 5001

February 28, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by TIFF Investment Program, Inc. ("the Company")(copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Company's Form N-SAR filing for the period ended December 31, 2006. We agree with the statements concerning our Firm in such Form N-SAR, except that we are unable to, and do not, express an opinion with respect to the statement contained in the first sentence of the third paragraph.

Very truly yours,

PricewaterhouseCoopers LLP